SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE  (“Agreement”) is made and entered into as of April 30, 2009, by and among Pamela Becker, an individual (“Becker”), Arnold F. Sock, an individual (“Sock”), Sid Rosenblatt, an individual (“Rosenblatt”) and Kaplan, Kenegos & Kadin (“Kaplan”, together with Sock, Rosenblatt and Becker, the “Becker Parties” and each individually a “Becker Party”) and Bio Solutions Manufacturing, Inc., a Nevada corporation (the “Company”).  Becker, Sock, Rosenblatt Kaplan, and the Company are collectively referred to as the “Parties”.

RECITALS

WHEREAS, on or about November 27, 2007, Martin Becker and Sock (collectively, the “Claimants”) commenced an action against the Company in the Superior Court of California for the County of Los Angeles, Case No. BC381299 (the “Action”);

WHEREAS, Martin Becker died on December 14, 2008, and on March 31, 2009 the parties stipulated to allow Pamela Becker, as Martin Becker’s successor in interest to be substituted as a Claimant and the Superior Court of California approved the stipulation and Pamela Becker was substituted into the Action in  lieu of Martin Becker;

WHEREAS, in order to avoid any further costs, burdens, or distractions, and uncertainties of litigation, the Parties now desire, and through the execution of this Agreement, intend to dispose of and resolve fully and completely any and all disputes, claims, issues and differences between them, including, but not limited to, any and all actual or implied claims, demands or causes of action asserted by the Parties or which could have been asserted by or against the Parties in any action or proceeding in any legal, administrative or other forum whatsoever.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Consideration. The Parties shall exchange the following consideration:

1.1           Delivery of Shares.  Within 5 business days after execution of this Agreement, the Company will issue and deliver to the Becker Parties certificates representing 92,000 shares (the “Shares”) of the Company’s Series B Preferred Stock, which shares are convertible into shares of the Company’s common stock (the “Common Stock”).  The Shares shall be issued and delivered as follows: 23,000 to Becker, 23,000 to Sock, 23,000 to Rosenblatt and 23,000 to Kaplan

1.2           Dismissal.  Concurrently herewith, the Claimants shall file with the Los Angeles Superior Court a Dismissal with Prejudice with respect to the Action, with the Court reserving jurisdiction to enforce this Settlement Agreement and will deliver a copy of the same to the Company.

1.3           Rule 144 Opinions.  If any shares of the Common Stock deliverable under this Agreement upon conversion of the Series B Preferred Stock (the “Conversion Shares”), or otherwise held by a Becker Party may be resold in the absence of an effective registration thereof under the Securities Act of 1933, as amended, pursuant to Rule 144, then upon the request by a a Becker Party and the delivery by the Becker Party of standard and customary forms and certifications, the Company shall deliver, at no cost to any Becker Party, an opinion of the Company’s counsel to that effect, acceptable to the Company’s transfer agent within five (5) business days of receipt of such request.

Section 2.          Termination of Agreement. All rights, duties and obligations of the Parties, if any, under that certain Reorganization and Stock Purchase Agreement by and between Becker, Sock and the Company dated on or about February 1, 2004 and any documents related thereto (the “Reorganization Agreement”) shall be immediately terminated upon execution of this Agreement.

Section 3.          Claimants’ Representations and Warranties. To induce the Company to enter into this Agreement, the Becker Parties represent and warrant the following to the Company:

3.1           Existence and Power  Each Becker Party has adequate authority, power, and legal right to enter into, execute, deliver, and perform the terms of this Agreement and to consummate the transactions contemplated thereby.  The Agreement, upon its execution and delivery, will constitute a valid, legal, and binding obligation of each Becker Party, enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights.

3.2           Information on the Becker Parties.  Each Becker Party is, and will be at the time of any conversion of the Series B Preferred Stock, experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable such Becker Party to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed acceptance of the Company’s Series B Preferred Stock, which represents a speculative investment.  Each Becker Party has the authority and is duly and legally qualified to receive and own the Shares, and the Conversion Shares (collectively, the “Securities”).  Each Becker Party is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

3.3           Receipt of Shares.  Each Becker Party has acquired the Shares as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

3.4           Compliance with Securities Act.  Each Becker Party understands and agrees that the Securities have not been registered under the Securities Act of 1933, as amended or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Act of 1933, as amended (based in part on the accuracy of the representations and warranties of each Becker Party contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the Securities Act of 1933, as amended or any applicable state securities laws or is exempt from such registration.

3.5           Legend.  The Shares and the Conversion Shares shall bear the following or similar legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

3.6           Communication of Offer.  The offer to issue the Securities was directly communicated to each Becker Party by the Company.  At no time was any Becker Party presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

3.7           Restricted Securities.   Each Becker Party understands that the Securities have not been registered under the Securities Act of 1933, as amended, and no Becker Party will sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to a valid exemption from registration.

3.8           No Governmental Review.  Each Becker Party understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities, nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

Section 4.          Release, Termination, and Waiver.

4.1           The Becker Parties on behalf of themselves and each of their respective agents, attorneys, insurers, heirs, assigns, beneficiaries, executors, trustees, conservators, representatives, predecessors-in-interest, successors-in-interest, and whomsoever may claim by, under or through them, and all persons acting by, through, under or in concert with any of them (the “Becker Releasing Parties”) hereby irrevocably and unconditionally forever release, remise, acquit and discharge the Company, and its present, former or future agents, representatives, employees, independent contractors, directors, shareholders, officers, attorneys, insurers, subsidiaries, divisions, parents, assigns, affiliates, predecessors and successors (collectively, the “Becker Released Parties”) from and against any and all debts, obligations, losses, costs, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, misrepresentations, defamatory statements, tortuous conduct, acts or omissions, rights, obligations, liabilities, judgments, damages, expenses, claims, counterclaims, cross-claims, or demands, in law or equity, asserted or unasserted, express or implied, foreseen or unforeseen, real or imaginary, alleged or actual, suspected or unsuspected, known or unknown, liquidated or non-liquidated, of any kind or nature or description whatsoever, arising from the beginning of the world through the date of this Agreement which each of the Becker Releasing Parties ever had, presently have, may have, or claim or assert to have, or hereafter have, may have, or claim or assert to have, against any of the Becker Released Parties (the “Becker Released Claims”).  This release shall not affect the rights of the Becker Parties under this Agreement or the Certificate of Designation Establishing Series B Preferred Stock of the Company.

4.2           The Company, on behalf of itself and its agents, attorneys, insurers, heirs, assigns, beneficiaries, executors, trustees, conservators, representatives, predecessors-in-interest, successors-in-interest, and whomsoever may claim by, under or through it, and all persons acting by, through, under or in concert with it (the “Company Releasing Parties”) hereby irrevocably and unconditionally forever release, remise, acquit and discharge each Claimant and their respective present, former or future agents, representatives, employees, independent contractors, directors, shareholders, officers, attorneys, insurers, subsidiaries, divisions, parents, assigns, affiliates, predecessors and successors (collectively, the “Company Released Parties”) from and against any and all debts, obligations, losses, costs, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, misrepresentations, defamatory statements, tortuous conduct, acts or omissions, rights, obligations, liabilities, judgments, damages, expenses, claims, counterclaims, cross-claims, or demands, in law or equity, asserted or unasserted, express or implied, foreseen or unforeseen, real or imaginary, alleged or actual, suspected or unsuspected, known or unknown, liquidated or non-liquidated, of any kind or nature or description whatsoever, arising from the beginning of the world through the date of this Agreement which each of the Company Releasing Parties ever had, presently have, may have, or claim or assert to have, or hereafter have, may have, or claim or assert to have, against any of the Company Released Parties (the “Company Released Claims”). This release shall not affect the rights of the Company under this Agreement or the Certificate of Designation Establishing Series B Preferred Stock of the Company.

4.3           The Parties acknowledge and understand that hereafter they may discover or appreciate claims, facts, issues or concerns in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Agreement that, if known or suspected at the time of execution of this Agreement, might have materially affected the settlement embodied herein.  The Parties nevertheless agree that the general releases and waivers described in Paragraphs 4.1 and 4.2 above apply to any such additional or different claims, facts, issues or concerns.  The Parties acknowledge that this release is intended to be very broad and is a critical element of the Parties’ settlement.

4.4    It is the intention of the Parties that the foregoing general releases shall be effective for use as a protective bar to all Becker Released Claims and Company Released Claims and shall terminate all of the Parties’ rights, duties and obligations, if any, under any agreement between any Becker Party, on the one hand, and the Company on the other hand.  In furtherance, and not in limitation of such intention, the general release provided for herein shall be, and shall remain in effect, as a full and complete release, notwithstanding the later discovery or existence of any additional or different facts or claims, without limitation.

4.5   The Parties acknowledge that they have been advised by their respective attorneys and are familiar with and understand the provisions of California Civil Code Section 1542 as well as all provisions of federal law, and Nevada state law, if any, that may provide any right or benefit that is similar in any material respect to California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

4.6   The Parties hereby voluntarily and expressly waive and relinquish each and every right or benefit which they may have under California Civil Code Section 1542 and all provisions of federal law and Nevada state law, if any, that may provide any right or benefit that is similar in any material respect to the rights and benefits afforded under California Civil Code Section 1542, to the full extent that they may lawfully waive such rights.  The Parties acknowledge that they may hereafter discover facts in addition to or different from those which they presently know or believe to be true regarding the subject matter of the dispute and the other matters herein released, but agree that they have taken that possibility into account and that it is their intention hereby to fully, finally and forever settle and release the matters, disputes and differences, now known or unknown, suspected or unsuspected, arising out of or in any way relating to the matters released pursuant to this Agreement, and to terminate any and all rights, duties and obligations of the Parties under the Reorganization Agreement.

4.7           The Parties hereto acknowledge that they expressly understand that this Agreement and the settlement it represents (a) is entered into solely for the purpose of avoiding any possible future expenses, burdens or distractions of litigation and (b) in no way constitutes an admission by any party hereto of any liability of any kind to any other party or of any wrongdoing on the part of any of the Becker Released Parties or any of the Company Released Parties.  In this connection, the Parties specifically deny any liability in connection with any claims which have been made or could have been made, or which are the subject matter of, or arise from, or are connected directly or indirectly with or related in any way to the claims, counterclaims, and defenses set forth in the Action, including, but not limited to, any violation of any federal or state law (whether statutory or common law), rule or regulation, and the Parties deny that a violation of any such law, rule or regulation has ever occurred.

Section 5.          Trading Resrictions.

5.1           Each Becker Party together with its affiliates shall not, in the aggregate, make any Net Sales (as defined below) of Common Stock held by it on any single day during such period, a number of shares of Common Stock in excess of 2.5% of the ten day average daily trading volume of the Common Stock (as reported by Bloomberg Financial Markets (or any successor thereto)) on each day immediately preceding such sale.  “Net Sales” means, with respect to any date of determination, the difference of (A) the number of shares of Common Stock sold, including by way of short sales, or otherwise transferred or disposed of, directly or indirectly, on such date of determination by the Becker Party and their affiliates minus (B) the number of shares of Common Stock purchased, directly or indirectly, on such date of determination by such Becker Party and its affiliates.

5.2           Each Becker Party agrees that it will not sell any Conversion Shares at the then-existing “bid” price for the Company’s common stock, as reported on OTC Bulletin Board or on such subsequent market on which the shares of Common Stock are then listed or quoted.

5.3           Each Becker Party agrees to utilize a brokerage firm satisfactory to the Company to effect and process all Share conversions and all sales of Conversion Shares and each Becker Party understands that no Share conversions will be allowed until such brokerage firm acceptable to the Company has been retained.  Firms satisfactory to the Company include Oppenheimer & Co., 100 Jericho Quadrangle, Suite 342, Jericho, NY 11753 and each Becker Party agrees to open an account for the Shares (and shares of the Company’s common stock issued upon conversion thereof) at such Brokerage firm. If for any reason Oppenheimer will not open an account for any of the Becker Parties or closes the account of a Becker Party before all of the eligible Common Shares for such Becker Party are sold, then Company will provide another Brokerage firm acceptable to the Company within fifteen (15) days of the notice of refusal to open an account being received by the Company from a Becker Party or receipt of notice from a Becker Party that an existing account has been closed.

Section 6.          Miscellaneous.

6.1           Representations and Warranties.  The Parties represent and warrant that they are the sole owner of all claims, rights, demands and causes of action that they are relinquishing by executing this Agreement and that no other persons or entities have any interest in such claims, rights, demands or causes of action.

6.2           Representation by Counsel.  The Parties acknowledge that they are executing and delivering this Agreement with full knowledge of any and all rights which they may have with respect to the claims and causes of action herein settled and released. The Parties acknowledge that they are represented by and have consulted with attorneys of their own choosing to the extent desired before executing and delivering this Agreement in order to review this document and the claims and causes of action being settled and released hereby and thereby, and that they have had a reasonable and sufficient opportunity to do so.

6.3           Binding Effect of Agreement.  This Agreement shall inure to the benefit of the Becker Released Parties and the Company Released Parties, and shall be binding upon the Becker Releasing Parties, the Company Releasing Parties, and their respective heirs, administrators, executors, representatives, attorneys, agents, predecessors in interest (if any), successors, affiliates, assigns and beneficiaries.

6.4           Expenses and Fees.  Each Party shall bear its own attorney’s fees, costs and expenses, and consultants, advisors and experts’ fees, costs and expenses, arising or relating to the Action and the negotiation, execution and delivery of this Agreement.  The Parties expressly agree to waive all statutory, contractual and/or common law rights to recover any attorney’s fees, costs and expenses, and consultants, advisors and experts’ fees, costs and expenses, arising or relating to the Arbitration and the negotiation, execution and delivery of this Agreement.

6.5           Governing Law.  The Parties agree that the validity, effect and construction of this Agreement as well as any rights, duties and obligations thereunder, and any disputes concerning any of the provisions of this Agreement or over the negotiation or execution thereof, shall be interpreted under, governed by and construed in accordance with the laws of the State of California without regard to conflict of laws provisions.

6.6           Dispute Resolution.  Any and all disputes between any of the Parties concerning any of the provisions of this Agreement or the rights, duties and obligations hereunder shall be exclusively resolved in an action or proceeding brought against in the Superior State of California for the County of Los Angeles which shall retain jurisdiction to enforce this Settlement Agreement pursuant to California Code of Civil Procedure Section 664.  Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such action; provided, however, that each party reserves the right to seek to remove the action or proceeding from the state court to the federal court in such jurisdiction or vice versa.  Each party waives the right to a jury trial.  The prevailing party in any proceeding instituted to resolve any dispute between any of the Parties arising out of or relating to this Agreement shall be entitled, in addition to any award rendered, to all reasonable attorneys’ fees, costs and expenses incurred in connection with any such proceeding.

6.7           Additional Documents.  The Parties and their counsel agree to execute all further and additional documents and to take such other acts necessary under the circumstances to accomplish the purposes set forth in this Agreement.

6.8           Entire Agreement; Amendments.  This Agreement, the exhibits hereto, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.  This Agreement may be amended, altered, modified or waived, in whole or in part, only in a writing executed by all the Parties to this Agreement.  This Agreement may not be amended, altered, modified or waived, in whole or in part, orally.

6.9           Severability.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be declared in a legal forum to be invalid, illegal, ineffective or unenforceable in any respect, such invalidity, illegality, ineffectiveness or unenforceability shall not affect any other provision of this Agreement, which Agreement shall remain in full force and effect, valid and binding upon the Parties, and each of the provisions of this Agreement shall be enforceable independently of any other provision of this Agreement and independently of any other claim or cause of action.

6.10           Execution in Counterparts.  This Agreement may be executed in several counterparts, each of which shall be considered to be an original or total copy of the Agreement. The Agreement shall become effective only upon its execution by all Parties hereto.  A facsimile copy of said signatures of all of the Parties will be sufficient to make this Agreement binding on all Parties.

6.11           Non-Waiver.  The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

6.12           Titles.  The titles of the Sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the terms of this Agreement.

6.13           Acknowledgment.  The Parties acknowledge that they have read this Agreement and that they fully know, understand, and appreciate its contents and that they have executed the same and make the settlement and release provided for herein voluntarily and of their own free will

6.14           Authority of Company Signatory. The signatory for the Company represents and warrants to the Becker Parties that he is executing this Agreement on behalf of the Company as a result of all required corporate actions being taken by the Company to authorize and approve this Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have each executed this Agreement on the dates set forth below.

BECKER:	PAMELA BECKER

SOCK:	ARNOLD F. SOCK

ROSENBLATT:	SID ROSENBLATT

KAPLAN	KAPLAN, KENEGOS & KADIN

By:
Jerry Kaplan, General Partner

COMPANY:	BIO SOLUTIONS MANUFACTURING, INC.

David Bennett, President